Exhibit No. 99.2


                      Summary of Strategic Alliance between
                  Constellation Energy Group and Goldman Sachs


Financial Summary
-----------------

Goldman Sachs will make an equity contribution of $250 million and certain assets related to the power marketing and trading business in exchange for up to a 17.5% interest in Constellation Energy Group's merchant energy business.

Constellation Energy's merchant energy business currently includes the fossil, nuclear and other electric generating assets of Constellation Energy Group, domestic energy projects under development, and the power marketing and trading business.

Goldman Sachs employees currently working with the power marketing and trading business will be offered direct employment with Constellation, and Goldman Sachs will cease being paid fees for their assistance in day-to-day operations of this business.

Goldman Sachs' investment will represent its exclusive power business platform in North America.

Goldman Sachs will also receive warrants for 13% of the shares of Constellation Energy's merchant energy business. These warrants are exercisable at $60 per share beginning 6 months after the separation of the merchant energy business.

Goldman Sachs may sell all or part of its shares in the merchant energy business at the later of 6 months after the separation or December 31, 2002.

Goldman Sachs may not compete against the merchant energy business prior to October 31, 2003.


Two-Stage Process in Mid to Late 2001
-------------------------------------

Stage 1 - Equity investment by Goldman Sachs in Constellation Energy's merchant energy business.

Stage 2 - Complete separation of the merchant energy business from the "pipes and wires" company and various other subsidiaries. The end result is two publicly-traded corporations:

           Constellation Energy Group       Parent of merchant energy business

           BGE Corp.                        Parent of Baltimore Gas and Electric
                                            and all other subsidiaries